Exhibit 99.1

1675 Broadway, Suite 2200 Denver, Colorado, 80202 · 303-794-8445 · Fax: 303-794-8451

Escalera Resources Announces Redetermination of

Borrowing Base; Enters into Forbearance Agreement

FOR IMMEDIATE RELEASE

Denver, Colorado and Houston, Texas (August 3, 2015) - Escalera Resources Co. (NASDAQ: ESCR) announced today that, effective July 31, 2015, the borrowing base under its credit facility has been decreased from $50 million to $44 million in connection with the Company’s regularly scheduled semi-annual redetermination by its lenders. This decrease has resulted in a borrowing base deficiency of approximately $3.5 million.

In connection with the borrowing base redetermination, the Company entered into a Forbearance Agreement and First Amendment to Credit Agreement (the “Agreement”), which provides that the Company’s lenders will forbear from exercising certain rights under the credit facility relating to Designated Defaults, as defined in the Agreement, subject to the Company’s compliance with the terms of the Agreement. The Agreement terminates at the earlier of September 1, 2015 or any event of termination under the Agreement.

In exchange for entering the Agreement, the Company has agreed to, among other things, sell certain assets with all net proceeds going to reduce amounts outstanding under the credit facility, execute mortgages further encumbering certain assets already pledged under the Company’s credit facility and the partial unwind of certain 2015 commodity hedges. The Company’s compliance with the terms of the Agreement will defer any additional payments to cure the borrowing base deficiency through September 1, 2015.

Sale of Pinedale Assets

On July 16, 2015, the Company entered into an agreement to sell its non-operated Pinedale Anticline properties for $12 million cash, subject to closing adjustments. The closing of this sale occurred on July 31, 2015 and net proceeds of $10.5 million were used for the reduction of amounts outstanding under the Company’s credit facility. The sale of these assets did not materially reduce the aforementioned borrowing base deficiency.

About Escalera Resources Co.

Escalera Resources Co. (“Escalera”) is headquartered in Denver, CO, with executive offices in Houston, TX and a regional office in Casper, WY. Escalera explores, develops and transports natural gas in the U.S.

Escalera is seeking strategic acquisitions of abundant, low cost natural gas assets that are currently undervalued or underutilized; and identifying alternative ways to enhance the value of its dry natural gas reserves.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements that are not strictly historical statements constitute forward-looking statements and may often, but not always, be identified by the use of such words such as “expects,” “believes,” “intends,” “anticipates,” “plans,” “estimates,” “potential,” “possible,” or “probable” or statements that certain actions, events or results “may,” “will,” “should,” or “could” be taken occur or be achieved. The forward-looking statements include statements about future operations, estimates of reserve and production volumes. Forward-looking statements are based on current expectations and assumptions and analyses made by the Company in light of experience and perception of historical trends, current conditions and expected future developments, as well as other factors appropriate under the circumstances. However, whether actual results and developments will conform with expectations is subject to a number of risks and uncertainties, including but not limited to: the ability of the Company to obtain significant financing to effect the previously announced proposed purchase of producing properties; fluctuations in oil and gas prices; the risks of the oil and gas industry (for example, operational risks in drilling and exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits); the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to future production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; health, safety and environmental risks and risks related to weather; inability of management to execute its plans to meet its goals, shortages of drilling equipment, field personnel and services, unavailability of gathering systems, pipelines and processing facilities and the possibility that government policies may change. The Company’s annual report on Form 10-K for the year ended December 31, 2014, quarterly reports on Form 10-Q, recent current reports on Form 8-K, and other Securities and Exchange Commission filings discuss some of the important risk factors identified that may affect its business, results of operations, and financial condition. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

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Company Contact:

Adam Fenster

Chief Financial Officer

(303) 794-8445

www.escaleraresources.com